Exhibit 99.1

Media Contact:	Investor Contact:
Jayne Wallace	Erica Bolton
Virgin Mobile USA	Virgin Mobile USA
908-607-4014	908-607-4108
jayne.wallace@virginmobileusa.com	erica.bolton@virginmobileusa.com

VIRGIN MOBILE USA REPORTS PRO FORMA EARNINGS PER SHARE OF $0.06 FOR THE FULL YEAR 2007

Adjusted EBITDA of $99.2 million grew 107% for the Full Year 2007; Net income of $4.2 million

Fourth Quarter 2007 Highlights

•	Adjusted EBITDA of $9.3 million, an improvement of $32.8 million from ($23.5) million in Q4 2006

•	Churn of 5.1%

•	Net service revenue of $293.6 million, up 8% from Q4 2006

•	Net loss of ($14.7) million, up from ($44.9) million in Q4 2006

•	Pro forma loss per share of ($0.28)

•	As reported loss per share of ($0.30)

•	$3.6 million of free cash flow, up from ($39.7) million in Q4 2006

Full Year 2007 Highlights

•	Surpassed 5 million subscribers as of year end

•	Churn of 4.9%

•	Net service revenue of $1.2 billion, up 20% from FY 2006

•	As reported diluted earnings per share of $0.08

•	$11.2 million of free cash flow, up from ($73.3) million for FY 2006

WARREN, N.J., March 12, 2008 — Virgin Mobile USA, Inc. (NYSE: VM), a leading national provider of wireless communications services and plans without annual contracts, today reported its financial and operational results for the fourth quarter and full year ended December 31, 2007.

“2007 was a year of substantial growth for Virgin Mobile USA,” said Dan Schulman, Chief Executive Officer, Virgin Mobile USA. “We grew our customer base to nearly 5.1 million, net service revenues 20% to over $1.2 billion, and Adjusted EBITDA over 100% to $99.2 million. Most importantly, 2007 was our first year of profitability, with net income of $4.2 million generating a pro forma earnings per share of $0.06.

“Our results for the full year reflect a clear focus on attracting and retaining customers who deliver a strong return on investment. We maintained a disciplined customer acquisition strategy; while competitors were aggressively lowering prices in the fourth quarter to impact gross adds, we chose not to pursue what historically have proven to be low-value, low-tenure customers. This focus on the value of our customers, combined with the low, predictable cost structure of the MVNO business model, allows us both growth and profitability in a competitive retail environment.”

Schulman continued, “We think we have one of the most attractive value propositions in the market, and that our business is well-positioned for the future. Throughout our five-year operating history, we have driven industry innovation by consistently reinventing our consumer offer. We will continue to simplify and evolve our product and service offers to better serve our more than five million customers and to generate increasing demand.”

Overview and Basis of Presentation

The financial results for all periods presented in this release reflect the retroactive consolidation of Virgin Mobile USA, Inc., Virgin Mobile USA, L.P., and Bluebottle USA Investments L.P. Virgin Mobile USA, Inc. is a holding company formed for the purpose of an initial public offering, or IPO, that was completed on October 16, 2007. In connection with the IPO, the Company, Virgin Mobile USA, LLC and certain other entities completed an internal reorganization. As part of the reorganization, Virgin Mobile USA, LLC converted to a limited partnership and changed its name to Virgin Mobile USA, L.P. (the “Operating Partnership”). On October 16, 2007, Virgin Mobile USA, Inc. and certain selling stockholders sold 27,500,000 shares of Virgin Mobile USA, Inc. Class A common stock at $15.00 per share. The net proceeds from the IPO to the company were approximately $352.7 million after deducting underwriting commissions and discounts of $23.7 million, estimated offering expenses of $7.4 million. The company used $136 million of the IPO proceeds to pay Sprint Nextel for a portion of Sprint Nextel’s limited liability company interests in Virgin Mobile USA, LLC that the Company purchased in connection with the reorganization and IPO. The remaining net proceeds of $216.7 million were used to (1) repay $150 million of outstanding borrowings and $0.8 million of accrued interest under the senior secured credit facility and (2) repay $45 million of indebtedness and $0.6 million of accrued interest owed to Sprint Nextel under the subordinated secured revolving credit facility. Subsequent to the IPO, the remaining net proceeds of approximately $20 million were used for general corporate purposes. Prior to the IPO, Virgin Mobile USA, Inc. had not engaged in any business or other activities except in connection with its formation and the reorganization transactions described in its prospectus, dated October 10, 2007. Virgin Mobile USA is also presenting its earnings per share on a pro forma basis which converts the historical weighted average number of units of limited liability company interests in Virgin Mobile USA, LLC outstanding, to common stock based on a conversion rate used in the reorganization and reflects the shares issued in the IPO as outstanding for all periods presented.

This press release uses several financial performance metrics, including Adjusted EBITDA, Adjusted EBITDA margin, ARPU, CCPU, CPGA and free cash flow, which are not calculated in accordance with GAAP. The Company believes that these non-GAAP financial metrics are helpful in understanding its operating performance from period to period and, although not every wireless company defines these metrics in the same way, believes that these metrics as used by Virgin Mobile USA facilitate comparisons with other wireless communication providers. These metrics should not be considered substitutes for any performance metrics determined in accordance with GAAP. For a reconciliation of non-GAAP financial measures, please refer to the section entitled “Definition of Terms and Reconciliation of Non-GAAP Financial Measures” included at the end of this release.

Key Financial & Operating Results for the Fourth Quarter and Full Year 2007

Virgin Mobile USA, Inc.

Unaudited

	Three Months Ended December 31,		Fiscal Year ended December 31,
	2007	2006	2007	2006
Net Service Revenue	$293,581	$271,046	$1,227,045	$1,020,055
Total Operating Revenue	326,529	298,099	1,312,935	1,110,579
Operating Income	(2,635)	(31,295)	57,801	17,507
Net (loss) income	(14,713)	(44,908)	4,218	(36,941)
Adjusted EBITDA	9,321	(23,493)	99,244	47,884
Adjusted EBITDA Margin	3.2%	(8.7)%	8.1%	4.7%
Earnings (loss) per common share - basic(1)	$(0.30)	$(1.74)	$0.13	$(1.45)
Earnings (loss) per common share - diluted(1)	$(0.30)	$(1.74)	$0.08	$(1.45)
Pro Forma Earnings (loss) per common share - diluted(1)	$(0.28)	$(0.85)	$0.06	$(0.71)
Interest expense - net	11,611	13,189	53,391	52,180
Capital Expenditures	9,299	12,046	28,443	34,453

(1)

The calculation of basic and diluted earnings (loss) per share and pro forma diluted earnings (loss) per share converts the historical weighted average number of units of limited liability company interests in Virgin Mobile USA, LLC outstanding for the periods ended December 31, 2007 and 2006 to common stock based on a conversion rate used in the reorganization. In addition, the pro forma basic and diluted earnings (loss) per share reflects the shares issued in the IPO as if they were outstanding for all periods presented.

Virgin Mobile USA, Inc.

Unaudited

	Three Months Ended December 31,		Fiscal Year ended December 31,
	2007	2006	2007	2006
Gross Additions	957,541	1,293,541	3,384,460	3,013,781
Churn	5.1%	5.6%	4.9%	4.8%
Net Customer Additions	209,669	613,752	511,796	729,313
EOP Customers	5,085,886	4,574,090	5,085,886	4,574,090
ARPU	$20.14	$22.16	$21.02	$21.48
CCPU	$11.56	$14.20	$12.84	$13.15
CPGA	$120.87	$96.43	$111.71	$120.55
Free Cash Flow (in thousands)	$3,563	$(39,701)	$11,206	$(73,327)

During the fourth quarter 2007, Virgin Mobile USA’s net service revenue increased 8% versus the prior year period to $293.6 million. Virgin Mobile USA’s net service revenue for the full year 2007 increased 20% to $1.2 billion. This was driven by growth in the customer base, as well as by a 28% increase in data service revenues during the full year of 2007 as compared to 2006.

Adjusted EBITDA in the fourth quarter of 2007 grew to $9.3 million, compared to an Adjusted EBITDA loss of ($23.5) million in the fourth quarter 2006. Adjusted EBITDA for the year ended December 31, 2007 increased by 107%, to $99.2 million, compared to $47.9 million in the full year 2006, with Adjusted EBITDA margin of 8.1% for the full year 2007. This primarily resulted from growth in customers and service revenue, as Virgin Mobile USA continued to realize the benefits of its increasing scale.

Virgin Mobile USA’s net income for the year ended December 31, 2007 was $4.2 million, compared to net loss of ($36.9) million for the same period in 2006. Virgin Mobile USA reported a net loss for the fourth quarter 2007 of ($14.7) million, compared to a net loss of ($44.9) million for the fourth quarter 2006. Improvement in net loss for the fourth quarter and profitability for the year were related to the Company’s increasing scale, the strategic decision not to invest in cut price handsets, and an amendment made to an agreement with Virgin Mobile’s network partner, locking in network rates for 2007 and 2008. This amendment also resulted in a fourth quarter 2007 benefit to net income from the reversal of an accrual made throughout the year for anticipated Sprint network rate adjustments.

Virgin Mobile USA achieved its first full year of profitability in 2007, reporting pro forma diluted earnings per share of $0.06, compared to a pro forma loss per share of ($0.71) in the full year 2006. The passing of the profitability inflection point reflects Virgin Mobile USA’s larger customer base, and Virgin Mobile USA expects to produce strong profitability growth in 2008. Pro forma loss per share for the fourth quarter 2007 was ($0.28), compared to a pro forma loss per share of ($0.85) in the fourth quarter 2006. As reported, diluted earnings per share for the year ended December 31, 2007 was $0.08 per share, compared to a net loss per share of ($1.45) for the full year 2006. Net loss per share for the fourth quarter 2007 was ($0.30) compared to a net loss per share of ($1.74) for the fourth quarter 2006.

Free cash flow for the year totaled $11.2 million, an increase of $84.5 million from the full year 2006. Free cash flow for the fourth quarter 2007 was $3.6 million, an increase of $43.3 million over the fourth quarter 2006. Strong improvements in free cash flow are the result of the company’s increasing scale and ongoing low capital needs. Capital expenditures for the full year 2007 were $28.4 million, compared to $34.5 million for the full year 2006.

In October 2007, Virgin Mobile USA, Inc. successfully completed its initial public offering, using $195 million of proceeds to repay debt under its senior secured credit facility and subordinated secured revolving credit facility, significantly delevering the Company. As a result, under the terms of those loan agreements to which Virgin Mobile USA is currently subject, Virgin Mobile USA’s interest payments and debt amortization are expected to significantly decline going forward. Interest expense for the fourth quarter was $11.6 million. Interest expense for the year ended December 31, 2007 was $53.4 million. As adjusted to reflect the debt repayments related to the IPO, pro forma interest expense for 2007 would have been $38.8 million, or reduced by 27%.

John Feehan, Chief Financial Officer of Virgin Mobile USA commented, “By successfully completing our IPO during the fourth quarter, we now have a stronger, more flexible balance sheet, which dovetails with our low, variable-cost model resulting in a financially stronger company. This improved structure resulted in positive free cash flow for the full year 2007 of

$11.2 million, an increase of $84.5 million from the full year 2006. We believe our low capital needs, scalable model and enhanced balance sheet will allow us to continue to generate growing profitability and free cash flow.”

Key Metric Performance Review for the Fourth Quarter and Full Year 2007

Gross customer additions, or new Virgin Mobile USA customers who activated their accounts during the fourth quarter of 2007, totaled 958,000, down from 1,294,000 in the fourth quarter 2006. This decline was primarily attributable to the strategic decision by Virgin Mobile USA management not to participate in the practice of temporary, aggressive handset pricing engaged by competitors in the holiday season, instead choosing to maintain a long-term focus on return on investment.

For the full year, gross customer additions totaled 3,384,000, up 12% from 3,014,000 in the prior year. Overall increase in gross customer additions reflected the strong growth of “hybrid” plans, as well as demand for Virgin Mobile USA’s affordable handsets, including the success of the high-end Wild Card launched in October 2007. Launched in June 2006, Virgin Mobile’s hybrid plans allow its customers to pay in advance for monthly buckets of minutes, offering all the convenience of a postpaid plan without an annual contract. Hybrid customers continued to grow as a percentage of the total gross customer additions and as a percentage of Virgin Mobile USA’s total base, representing 29% of gross customer additions in 2007 and 22% of end-of-period subscribers as of December 31, 2007. Gross customer addition quarterly trends will continue to reflect the seasonality of the company’s business, with the highest level of gross additions typically occurring in the fourth quarter.

The Company’s cost per gross addition (CPGA) for the fourth quarter 2007 was $120.87, compared to CPGA of $96.43 in the fourth quarter 2006, due in part to lower total gross customer additions in the fourth quarter 2007. CPGA for the full year 2007 was $111.71, down 7% from $120.55 for 2006. The full year decline in CPGA was the result of Virgin Mobile USA’s increased handset cost efficiencies as the company has gained scale, as well as its ability to successfully combat bulk buying.

Fourth quarter 2007 average monthly customer turnover, or churn, declined to 5.1% from 5.6% in the fourth quarter 2006. Churn for the full year was 4.9%, up slightly from 4.8% during the prior year. During the fourth quarter 2007, Virgin Mobile USA added 209,669 net new customers to its base, compared to 613,752 in the fourth quarter 2006. As of December 31, 2007, the company had approximately 5.1 million customers, an increase of 11% over December 31, 2006. Virgin Mobile USA added 511,796 net new customers to its base during the full year 2007, a decrease of 30% compared to the same period in 2006. This decrease was attributable to the size of Virgin Mobile’s customer base, the aforementioned aggressive pricing by competition during the fourth quarter, and declining consumer spending.

Average revenue per user (ARPU) for the fourth quarter was $20.14, reflecting a decline from the prior year’s fourth quarter ARPU of $22.16. This decline was the result of lowered customer usage of the traditional prepaid plans, which the Company attributes to an overall decline in consumer spending. For the full year 2007, ARPU was $21.02, versus $21.48 in 2006. ARPU strength continues to be driven primarily by sales of Virgin Mobile USA’s hybrid plans, which was offset in part by declining usage on the traditional prepaid side within a challenging economic environment.

Outlook

The Company believes that the economic conditions that affected the consumer market and the wireless industry in the fourth quarter will continue to impact 2008. Nonetheless, Virgin Mobile USA’s management believes that its significant experience in delivering strong results in a historically competitive industry will enable it to successfully position the company through the current macroeconomic conditions. Additionally, the Company’s lean and variable cost structure, combined with an improved capital structure, provides Virgin Mobile USA the opportunity to produce profitable results even in a challenging economic environment.

2008

•

Virgin Mobile USA believes that, while the strong value and flexibility of its handsets and service plans may increase demand for its products during challenging economic times, its customers may also reduce usage because of personal budget constraints. Due to this possibility, the Company expects net service revenues for 2008 to be broadly in line with net service revenues for 2007.

•	Adjusted EBITDA for the full year 2008 is expected to be $105 to $130 million.

•	Compared to the full year 2007 pro forma EPS, EPS growth is expected to be more than 200%, or $0.19 to $0.35 per share.

•	Capital expenditures are expected to be approximately $30-$35 million for the year.

•	Free cash flow for 2008 is expected to be in the range of $45 to $65 million.

First Quarter 2008

•	Net customer additions for the first quarter are expected to be in the range of 5,000 – 20,000.

•	Net service revenues for the first quarter are expected to be in the range of $293 - $303 million.

•	Adjusted EBITDA for the first quarter is expected to be in the range of $22 - $25 million.

•	EPS of $0.01 to $0.04.

Recent Highlights

•	In the fourth quarter, Virgin Mobile USA surpassed the 5 million customer mark – reaching 5 million subscribers in just over 5 years of operation.

•

Virgin Mobile USA launched the Wild Card handset, a dual-screen messaging phone that features a full QWERTY keyboard, Bluetooth® Wireless, high-res camera, web browser and pre-loaded features like Headliner, Virgin Mobile’s mobile music magazine – all for just $99.99. At the same time, Virgin Mobile USA added Unlimited Messaging (including text, picture, email and/or IM) for $19.99 per month to its portfolio.

•

Wild Card continues to be a significant contributor to Virgin Mobile USA subscriber growth and revenue, as data usage for Wild Card customers is more than triple that of our average subscriber. Wild Card helps to improve profitability and increase the lifetime value of a customer, and allows data services to emerge as a significant growth driver.

•

With the launch of Studio V, Virgin Mobile USA customers can not only customize their phones with self-created wallpaper and ringtones, they can also sell their creations on the Virgin Mobile website and use payments received as credit towards airtime.

•

On behalf of its pro-social initiative, The RE*Generation, Virgin Mobile USA participated in a campaign with Congress to designate November 2007 as National Homeless Youth Awareness Month and generated a series of activities to focus attention on this national crisis.

•	Virgin Mobile USA just launched Flare, our second phone from LG Electronics, and our first with a Spanish-language interface.

•

Virgin Mobile USA continues to expand on the success of Sugar Mama, our innovative mobile advertising activity that lets customers earn airtime for engaging with like-minded brands. Currently, more than 650,000 Virgin Mobile USA customers use Sugar Mama, collectively earning more than 23.7 million minutes of free airtime.

•

Virgin Mobile USA recently announced the dates for the third year of its annual rock event. The upcoming Virgin Mobile Festival will take place in Baltimore, Maryland on August 9-10, 2008. The complete lineup for the festival will be announced in early April.

•

On select Virgin Mobile USA phones, access controls for Surf the Web have been added, allowing that feature to be disabled by parents concerned about the content kids can access on cell phones with web browsing.

Earnings Conference Call

Virgin Mobile USA will host a conference call Wednesday, March 12th, 2008 at 5:00 P.M. (ET) with access available via Internet and telephone. Investors and analysts may participate in the live conference call by dialing 888.354.3598 (toll-free domestic) or 706.643.8861 (international); passcode: 37431006. Please register at least 10 minutes before the conference call begins. A replay of the call will be available for one week via telephone starting approximately two hours after the call ends. The replay can be accessed at 800.642.1687 (toll-free domestic) or 706.645.9291 (international); passcode: 37431006. The webcast will be archived on Virgin Mobile USA’s web site for 30 days after the call at http://investorrelations.virginmobileusa.com/.

About Virgin Mobile USA, Inc.

Virgin Mobile USA (NYSE: VM) offers more than five million customers control, flexibility and choice in wireless service, rich data content and innovative products without annual contracts. Voice pricing plans range from monthly options with unlimited nights and weekends to by-the-minute offers, allowing consumers to adjust how and what they pay according to their needs. Virgin Mobile USA’s full slate of smart, stylish and affordable handsets, including the Wild Card, Super Slice and Cyclops, are available at top retailers in more than 40,000 locations nationwide and online at http://www.virginmobileusa.com/, with Top-Up cards available at more than 140,000 locations.

J.D. Power and Associates ranked Virgin Mobile highest in customer satisfaction among wireless prepaid services in both 2006 and 2007, and its customers report a 94% satisfaction rate. Virgin Mobile contributes profits from downloadable content to The RE*Generation, its pro-social initiative to help homeless youth, and provides postage-paid return envelopes in every new package for customers to recycle old phones. Virgin Mobile USA’s national coverage is powered by the nationwide Sprint PCS network.

Safe Harbor Statement

This press release contains certain forward-looking statements and information relating to us that are based on the beliefs of our management as well as assumptions made by, and information currently available to, us. These statements include, but are not limited to, statements about our strategies, plans, objectives, expectations, intentions, expenditures, and assumptions and other statements contained in this document that are not historical facts. When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan” and “project” and similar expressions, as they relate to us are intended to identify forward-looking statements. These statements reflect our current views with respect to future events, are not guarantees of future performance, and involve risks and uncertainties that are difficult to predict. Further, certain forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Many factors could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements. The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, those risks and uncertainties discussed in our filings with the Securities and Exchange Commission, copies of which are available on our investor relations website at http://investorrelations.virginmobileusa.com/ and on the SEC website at http://www.sec.gov/. We neither intend nor assume any obligation to update these forward-looking statements, which speak only as of their dates.

Virgin Mobile USA, Inc.

Consolidated Balance Sheets

(In thousands, except share amounts)

(Unaudited)

	As of December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$19	$8
Accounts receivable, less allowances of $610 and $471	57,956	70,961
Due from related parties	321	12,301
Other receivables	14,613	15,103
Inventories	137,364	90,815
Prepaid expenses and other current assets	19,722	26,188

Total current assets	229,995	215,376

Property and equipment	154,162	126,324
Accumulated depreciation and amortization	(108,249)	(74,796)

Property and equipment, net	45,913	51,528
Other assets	6,131	10,043

Total assets	$282,039	$276,947

Liabilities and Stockholders’ deficit
Current liabilities:
Accounts payable	$111,753	$95,243
Due to related parties	56,486	41,569
Book cash overdraft	2,045	34,769
Accrued expenses	73,142	96,465
Deferred revenue	128,125	127,434
Current portion of long-term debt	32,669	37,029

Total current liabilities	404,220	432,509

Long-term debt	244,037	423,500
Related party debt	45,000	58,000
Other liabilities	3,981	7,417

Total non-current liabilities	293,018	488,917

Commitments and contingencies
Stockholders’ deficit:
Common stock:
Class A common stock, par value $0.01 per share - 200,000,000 shares authorized and 53,136,839 shares, net of 13,251 treasury shares and 25,682,187 shares issued and outstanding at December 31, 2007 and 2006, respectively	532	257
Class C common stock, par value $0.01 per share - 999,999 shares authorized and 115,062 shares issued and outstanding at December 31, 2007 and 2006	1	1
Class B common stock, par value $0.01 per share - 1 share authorized, issued and outstanding at December 31, 2007 and 2006	—	—
Additional paid-in-capital	340,382	112,750
Accumulated deficit	(754,860)	(759,078)
Accumulated other comprehensive (loss) income	(1,254)	1,591

Total stockholders’ deficit	(415,199)	(644,479)

Total liabilities and stockholders’ deficit	$282,039	$276,947

Virgin Mobile USA, Inc.

Consolidated Statements of Operations and Comprehensive Income (Loss)

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Operating revenue
Net service revenue	$293,581	$271,046	$1,227,045	$1,020,055
Net equipment revenue	32,948	27,053	85,890	90,524

Total operating revenue	326,529	298,099	1,312,935	1,110,579

Operating expenses
Cost of service
(exclusive of depreciation and amortization)	76,224	87,786	349,555	299,130
Cost of equipment	133,106	130,093	425,263	378,981
Selling, general and administrative
(exclusive of depreciation and amortization)	111,576	107,687	446,708	401,964
(Gain) loss from litigation	—	(4,000)	—	(15,384)
Depreciation and amortization	8,258	7,828	33,608	28,381

Total operating expenses	329,164	329,394	1,255,134	1,093,072

Operating income (loss)	(2,635)	(31,295)	57,801	17,507

Other expense (income)
Interest expense - net	11,611	13,189	53,391	52,180
Other (income) expense	146	424	(129)	2,268

Total other expense	11,757	13,613	53,262	54,448

Income (loss) before provision for income taxes	(14,392)	(44,908)	4,539	(36,941)
Provision for income taxes	321	—	321	—

Net income (loss)	(14,713)	(44,908)	4,218	(36,941)
Other comprehensive (loss) income:
Unrealized (loss) gain on interest rate swap	(1,144)	143	(2,845)	1,131

Total comprehensive (loss) income	$(15,857)	$(44,766)	$1,373	$(35,810)

Basic and diluted loss per share information:
Earnings (loss) per common share - basic	$(0.30)	$(1.74)	$0.13	$(1.45)
Earnings (loss) per common share - diluted	$(0.30)	$(1.74)	$0.08	$(1.45)

Weighted average common shares outstanding - basic	48,364	25,797	31,495	25,497
Weighted average common shares outstanding - diluted	48,364	25,797	53,211	25,497

Virgin Mobile USA, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Year Ended December 31,
	2007	2006
Operating Activities
Net income (loss)	$4,218	$(36,941)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	33,608	28,381
Loss from asset disposal	450	—
Amortization of deferred financing costs	3,643	4,021
Non-cash charges for stock-based compensation and stock issuance	7,423	9,024
Non-cash charges associated with barter transactions	—	(3,195)
Non-cash cost of royalties and services	693	2,692
Provision for bad debts	202	375
Changes in assets and liabilities:
Accounts receivable	12,803	(2,787)
Due from related parties	11,980	(547)
Other receivables	(2,504)	(9,053)
Inventories	(46,549)	(46,413)
Prepaid expenses and other assets	6,885	(8,471)
Accounts payable	16,510	17,475
Due to related parties	15,136	(14,347)
Deferred revenue	691	31,036
Accrued expenses and other liabilities	(25,540)	(10,124)

Net cash provided by (used in) operating activities	39,649	(38,874)

Investing Activities
Capital expenditures	(28,443)	(34,453)

Net cash used in investing activities	(28,443)	(34,453)

Financing Activities
Net change in book cash overdraft	(32,724)	34,769
Repayment of long-term debt	(183,794)	(37,000)
Net change in related party debt	(13,000)	58,000
Financing fees	—	(1,013)
Net proceeds from public offering of Class A common stock	352,672	—
Proceeds paid to a stockholder for a portion of Virgin Mobile USA, L.P.	(136,010)	—
Return of capital to stockholders	(8)	—
Proceeds from exercise of options	1,669	—

Net cash provided by financing activities	(11,195)	54,756

Net (decrease) increase in cash and cash equivalents	11	(18,571)
Cash and cash equivalents at beginning of year	8	18,579

Cash and cash equivalents at end of year	$19	$8

Supplemental disclosure of cash flow information
Cash paid for interest	$51,451	$52,328
Non-cash activities
Contributions by stockholders	$1,255	$2,692
Equity earned by stockholders	$—	$8,079
Conversion of SARs to equity	$906	$—

Definition of Terms and Reconciliation to Non-GAAP Financial Measures

This earnings press release includes several historical key performance metrics used in the wireless communications industry to manage and assess our financial performance. These metrics include gross additions, churn, net customer additions, end-of-period customers, Adjusted EBITDA, Adjusted EBITDA margin, average revenue per user, or ARPU, cash cost per user, or CCPU, cost per gross addition, or CPGA, and free cash flow. Trends in key performance metrics such as ARPU, CCPU and CPGA will depend upon the scale of our business as well as the dynamics in the marketplace and our success in implementing our strategies. These metrics are not calculated in accordance with generally accepted accounting principles in the United States, or GAAP. A non-GAAP financial metric is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of operations or statement of cash flows; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented. We believe that the non-GAAP financial metrics that we use are helpful in understanding our operating performance from period to period and, although not every company in the wireless communication industry defines these metrics in precisely the same way, we believe that these metrics as we use them facilitate comparisons with other wireless communication providers. These metrics should not be considered substitutes for any performance metric determined in accordance with GAAP.

Gross additions represent the number of new customers that activated an account during a period, unadjusted for churn in the same period. In measuring gross additions, we begin with account activations and exclude retailer returns, customers who have reactivated and fraudulent activations. These adjustments are applied in order to arrive at a more meaningful measure of our customer growth.

Churn is used to measure customer turnover on an average monthly basis. Churn is calculated as the ratio of the net number of customers that disconnect from our service during the period being measured to the weighted average number of customers during that period, divided by the number of months during the period being measured. The net number of customers that disconnect from our service is calculated as the total number of customers that disconnect less the adjustments noted under gross additions above. These adjustments are applied in order to arrive at a more meaningful measure of churn. The weighted average number of customers is the sum of the average number of customers for each day during the period divided by the number of days in that period. Churn includes those pay-by-the-minute customers whom we automatically disconnect from our service when they have not replenished, or “Topped-Up,” their accounts for 150 days, as well as those monthly customers whom we automatically disconnect when they have not paid their monthly recurring charge for 150 days (except for such monthly customers who replenish their account for less than the amount of their monthly recurring charge and, according to the terms of our monthly plans, may continue to use our services on a pay-by-the-minute basis), and such customers that voluntarily disconnect from our service prior to reaching 150 days since replenishing their account or paying their monthly recurring charge. We utilize 150 days in our calculation as it represents the last date upon which a customer who replenishes his or her account is still permitted to retain the same phone number. This calculation is consistent with the terms and conditions of our service offering. We believe churn is a useful metric to track changes in customer retention over time and to help evaluate how changes in our business and services offerings affect customer retention. In addition, churn is also useful for comparing our customer turnover to that of other wireless communications providers.

Net customer additions and end-of-period customers are used to measure the growth of our business, to forecast our future financial performance and to gauge the marketplace acceptance of our offerings. Net customer additions represent the number of new customers that activated an account during a period, adjusted for churn, during the same period. End-of-period customers are the total number of customers at the end of a given period.

Adjusted EBITDA is calculated as net income (loss) plus interest expense, income tax expense, depreciation and amortization, non-cash compensation expense, equity issued to a member, debt extinguishment costs and expenses of Bluebottle USA Investments, L.P. prior to the IPO. Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by Net service revenue. We believe Adjusted EBITDA is a useful tool in evaluating performance because it eliminates items related to taxes, non-cash charges relating to depreciation and amortization as well as items relating to both the debt and equity portions of our capital structure. Adjustments relating to interest expense, income tax expense, and depreciation and amortization are each customary adjustments in the calculation of supplemental measures of performance. We believe such adjustments are meaningful because they are indicators of our core operating results, and our management uses them to evaluate our business. Specifically, our management uses them in its calculation of compensation targets, preparation of budgets and evaluations of performance. Similarly, we believe that the exclusion of non-cash compensation expense provides investors with a more meaningful indication of our performance as these non-cash charges relate to the equity portion of our capital structure and not our core operating performance. This exclusion is also consistent with how we calculate the measures we use for determining certain bonus compensation targets, preparing budgets and other internal purposes. Finally, we believe that the exclusion of equity issued to a member and debt extinguishment costs in 2006 is appropriate because these charges relate to the debt and equity portions of our capital structure and are not expected to be incurred in future periods.

The following table illustrates the calculation of Adjusted EBITDA and Adjusted EBITDA margin and reconciles Adjusted EBITDA to net income (loss) which we consider to be the most directly comparable GAAP financial measure.

	Three Months Ended December 31,		Fiscal Year ended December 31,
	2007	2006	2007	2006
(in thousands, except Adjusted EBITDA Margin)	(unaudited)		(unaudited)
Net income (loss)	$(14,713)	$(44,908)	$4,218	$(36,941)

Plus:
Depreciation and amortization	8,258	7,828	33,608	28,381
Interest expense	11,611	13,189	53,391	52,180
Income tax expense	321	—	321	—
Non-cash compensation expense	3,844	253	7,423	2,563
Bluebottle USA Investments L.P. expenses prior to the IPO	—	145	283	232
Debt extinguishment costs	—	—	—	1,469

Adjusted EBITDA	$9,321	$(23,493)	$99,244	$47,884

Net service revenue	$293,581	$271,046	$1,227,045	$1,020,055
Adjusted EBITDA margin	3.2%	(8.7)%	8.1%	4.7%

Average revenue per user, or ARPU, is used to measure and track the average revenue generated by our customers on a monthly basis. ARPU is calculated as net service revenue for the period divided by the weighted average number of customers for the period being measured, further divided by the number of months in the period being measured. The weighted average number of customers is the sum of the average customers for each day during the period measured divided by the number of days in that period. ARPU helps us to evaluate customer performance based on customer revenue and forecast our future service revenues.

The following table illustrates the calculation of ARPU and reconciles ARPU to net service revenue which we consider to be the most directly comparable GAAP financial measure.

	Three Months Ended December 31,		Fiscal Year ended December 31,
	2007	2006	2007	2006
(in thousands, except number of months and ARPU)	(unaudited)		(unaudited)
Net service revenue	$293,581	$271,046	$1,227,045	$1,020,055
Divided by weighted average number of customers	4,858	4,078	4,864	3,957
Divided by number of months in the period	3	3	12	12

ARPU	$20.14	$22.16	$21.02	$21.48

Cash cost per user, or CCPU, is used to measure and track our costs to provide support for our services to our existing customers on an average monthly basis. The costs included in this calculation are (i) cost of service (exclusive of depreciation and amortization), excluding cost of service associated with initial customer acquisition, (ii) general and administrative costs, excluding any marketing, selling, and distribution expenses associated with initial customer acquisition, non-cash compensation expense and Bluebottle USA Investments L.P. general and administrative expenses prior to the IPO, (iii) net loss on equipment sold to existing customers, (iv) cooperative advertising expenses in support of existing customers and (v) other (income) expense, excluding debt extinguishment costs and Bluebottle USA Investments L.P. These costs are divided by our weighted average number of customers for the period being measured, further divided by the number of months in the period being measured. CCPU helps us to assess our ongoing business operations on a per customer basis, and evaluate how changes in our business operations affect the support costs per customer. Given its use throughout the industry, CCPU also serves as a standard by which we compare our performance against that of other wireless communication companies.

The following table illustrates the calculation of CCPU and reconciles total costs used in the CCPU calculation to cost of service, which we consider to be the most directly comparable GAAP financial measure.

	Three Months Ended December 31,		Fiscal Year ended December 31,
	2007	2006	2007	2006
(in thousands, except number of months and CCPU)	(unaudited)		(unaudited)
Cost of service (exclusive of depreciation and amortization)	$76,224	$87,786	$349,555	$299,130
Less: Cost of service associated with initial customer acquisition	(586)	(954)	(2,261)	(1,968)
Add: General and administrative expenses (excluding Bluebottle USA Investments L.P. expenses prior to the IPO)(1)	79,582	74,087	338,548	288,414
Less: Non-cash compensation expense	(3,843)	(253)	(7,423)	(2,563)
Add: Net loss on equipment sold to existing customers	16,604	13,242	69,026	38,042
Add: Cooperative advertising expenses in support of existing customers	344	(576)	2,348	2,362
Add: Other (income) expense, net of debt extinguishment costs and Bluebottle USA Investments L.P.	146	424	(135)	799

Total CCPU costs	$168,471	$173,756	$749,658	$624,216

Divided by weighted average number of customers	4,858	4,078	4,864	3,957
Divided by number of months in the period	3	3	12	12

CCPU	$11.56	$14.20	$12.84	$13.15

(1)	Bluebottle USA Investments L.P. expenses were: $0 and $277 for the three months and fiscal year ended December 31, 2007 respectively, and $145 and $232 for the three months and fiscal year ended December 31, 2006 respectively.

Cost per gross addition, or CPGA, is used to measure the cost of acquiring a new customer. The costs included in this calculation are our (i) selling expenses, (ii) net loss on equipment sales (cost of equipment less net equipment revenue), excluding the net loss on equipment sold to existing customers, (iii) equity issued to a member, (iv) cooperative advertising in support of existing customers, and (v) cost of service associated with initial customer acquisition. These costs are divided by gross additions for the period being measured. CPGA helps us to assess the efficiency of our customer acquisition methods and evaluate our sales and distribution strategies. CPGA also allows us to compare our average acquisition costs to those of other wireless communication companies.

The following table illustrates the calculation of CPGA and reconciles the total costs used in the CPGA calculation to selling expense, which we consider to be the most directly comparable GAAP financial measure.

	Three Months Ended December 31,		Fiscal Year ended December 31,
	2007	2006	2007	2006
(in thousands, except CPGA)	(unaudited)		(unaudited)
Selling expenses	$31,994	$33,455	$107,883	$113,318
Add: Cost of equipment	133,106	130,093	425,263	378,981
Less: Net equipment revenue	(32,948)	(27,053)	(85,890)	(90,524)
Less: Net loss on equipment sold to existing customers	(16,604)	(13,242)	(69,026)	(38,042)
Less: Cooperative advertising in support of existing customers	(344)	576	(2,348)	(2,362)
Add: Cost of service associated with initial customer acquisition	586	954	2,261	1,968

Total CPGA costs	$115,790	$124,783	$378,143	$363,339
Divided by gross additions	958	1,294	3,385	3,014

CPGA	$120.87	$96.43	$111.71	$120.55

Free cash flow is calculated as net cash provided by (used in) operating activities less capital expenditures. Free cash flow is a non-GAAP financial measure that indicates cash generated by our business after operating expenses and capital expenditures. We believe this measure helps to (i) evaluate our ability to satisfy our debt and meet other mandatory payment obligations, (ii) measure our ability to pursue growth opportunities, and (iii) determine the amount of potential cash which may potentially be available to stockholders in the form of stock repurchase and/or dividends. Given that our business is not capital intensive, we believe this measure to be of particular relevance and utility. We also use free cash flow internally for a variety of purposes, including managing our projected cash needs.

The following table illustrates the calculation of free cash flow and reconciles free cash flow to cash flow from operations which we consider to be the most directly comparable GAAP financial measure.

	Three Months Ended December 31,		Fiscal Year Ended December 31,
	2007	2006	2007	2006
(in thousands)	(Unaudited)		(Unaudited)
Calculation of Free cash flow:
Net cash provided by (used in) operating activities	$12,862	$(27,655)	$39,649	$(38,874)
Less:
Capital expenditures	9,299	12,046	28,443	34,453

Free cash flow	$3,563	$(39,701)	$11,206	$(73,327)

Pro Forma Earnings Per Share (Unaudited) Virgin Mobile USA is presenting its earnings per share on a pro forma basis to reflect its IPO, which took place in October 2007.

The calculation of pro forma basic and diluted earnings (loss) per share converts the historical weighted average number of units of limited liability company interests in Virgin Mobile USA, LLC outstanding as of January 1, 2007 to common stock based on a conversion rate used in the reorganization. Shares issued in the IPO are assumed to be outstanding for all periods presented.

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Net income (loss)	$(14,713)	$(44,908)	$4,218	$(36,941)

Weighted average shares outstanding - diluted	48,364	25,797	53,211	25,497
Adjustments for proforma weighted average shares:
Increase in common shares outstanding if IPO occurred on January 1, 2006	4,370	26,800	21,146	26,800
Sprint ownership in Virgin Mobile USA, L.P. converted in shares of common stock	—	—	(8,672)	—

Proforma Weighted average shares outstanding - diluted	52,734	52,597	65,685	52,297

Earnings (loss) per share - diluted	$(0.30)	$(1.74)	$0.08	$(1.45)
Proforma earnings (loss) per share - diluted	$(0.28)	$(0.85)	$0.06	$(0.71)

(1) The calculation of basic and diluted earnings (loss) per share and pro forma basic and diluted earnings (loss) per share converts the historical weighted average number of units of limited liability company interests in Virgin Mobile USA, LLC outstanding for the periods ended December 31, 2007 and 2006 to common stock based on a conversion rate used in the reorganization. In addition, the pro forma basic and diluted earnings (loss) per share reflects the shares issued in the IPO as if they were outstanding for all periods presented.

SOURCE: Virgin Mobile USA, L.P.

Web site: http://www.virginmobileusa.com/